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                                                                    EXHIBIT 21.1

SUBSIDIARIES
Belk-Simpson Company, Greenville, South Carolina
Belk Administration Company
Belk Accounts Receivable LLC
Belk Stores Services, Inc.
United Electronic Services, Inc.
Belk Stores Mutual Insurance Company
The Belk Center, Inc.
Belk International, Inc.
Belk Stores of Virginia, LLC